Exhibit 99

National Western Life Announces 2003 Third Quarter Earnings

Austin, Texas, November 7, 2003 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today third quarter 2003 consolidated net earnings of $10.4 million, or $2.91 per diluted share, as compared to net earnings of $11.8 million, or $3.33 per diluted share, reported for the third quarter of 2002. Consolidated net earnings for the first nine months of 2003 were $37.2 million, or $10.47 per diluted share, compared with $32.9 million, or $9.25 per diluted share, reported a year ago. The Company's 2003 third quarter and nine-month results include a charge to net earnings of $6.3 million related to a previously announced lawsuit settlement agreement. The Company's book value per share at September 30, 2003 increased to $186.30.

Earnings from operations, excluding net realized gains and losses on investments(1), totaled $9.6 million, or $2.68 per diluted share, for the third quarter ended September 30, 2003, compared with $12.8 million, or $3.61 million per diluted share, for the quarter ended September 30, 2002. The Company reached a lawsuit settlement agreement in principle which resulted in a $6.3 million charge against 2003 third quarter earnings from operations, or $1.76 per diluted share, representing the maximum settlement fund liability. The Company denied liability for the claims asserted by the plaintiff on behalf of a nationwide class of purchasers in reaching the settlement. For the first nine months of 2003, earnings from operations, after the $6.3 million earnings charge, were $40.5 million, or $11.40 per diluted share, versus $39.3 million, or $11.07 per diluted share, for the first nine months of 2002.

Commenting on the results, Mr. Moody observed that the Company's annuity sales(2) continued at record levels during the third quarter. Annuity sales of $364 million in the third quarter of 2003 were an all-time Company record surpassing sales of $359 million in the second quarter of 2003 and significantly exceeding annuity sales of $121 million posted in the third quarter of 2002. Year-to-date, annuity sales were $893 million compared to $290 million during the first nine months of 2002. Mr. Moody noted that the increased sales levels have not come at the expense of sacrificing product profitability and new annuity product offerings continue to be introduced by the Company.

Mr. Moody stated that the success of the Company's annuity sales has resulted in significant growth in assets under management. Company assets exceeded $5 billion for the first time as of September 30, 2003, with investments directed toward investment grade, fixed income securities. Despite lower yields in 2003 compared to 2002, the Company's investment income, excluding index options(3) for the first nine months of 2003 was $198.1 million compared to $187.0 million for the same period in 2002.

The growth in the Company's asset base has coincided with improving credit quality for fixed income securities according to Mr. Moody. For the quarter, the Company reported net realized investment gains after tax of $0.8 million, or $0.23 per diluted share, versus net realized losses of $1.0 million, or $0.28 per diluted share, in the third quarter of 2002. For the first nine months of the year, the Company incurred investment losses, net of taxes, of $3.3 million, or $0.93 per diluted share, compared to investment losses of $6.5 million, or $1.82 per diluted share, during the first nine months of 2002. The 2003 losses were incurred during the first quarter pertaining to an impairment write down of the Company's AMR Corporation bond holdings while the 2002 investment losses primarily represented an impairment write down of the Company's WorldCom bond holdings.

At September 30, 2003, the Company maintained total stockholders' equity of $660.8 million, assets in excess of $5.0 billion, and life insurance in force of approximately $12.6 billion.

  The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

  Sales for a life insurance company are a non-GAAP financial measure. Sales as shown in this press release are presented in accordance with industry practice and represent the amount of new business sold during the period. The Company believes sales are a useful measure of distribution productivity and are also a leading indicator of future revenue trends. There is no comparable GAAP financial measure and, as a result, no reconciliation is provided.

  The Company considers net investment income, excluding index option changes, a useful measurement of the Company's underlying investment portfolio performance by removing the volatility from changes in index option values. As net investment income, excluding index option changes, is considered a non-GAAP financial measure, the following reconciliation is provided.

($'s in millions)	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Net investment income	$69.7	60.3	204.8	174.6
Index options	1.9	(3.2)	6.7	(12.4)

Net investment income excluding index options	$67.8	63.5	198.1	187.0

Summary of Consolidated Operating Results
(In thousands except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues:
Revenues, excluding realized investment
gains (losses) and index options	$93,059	87,961	273,264	258,665
Index options	1,851	(3,190)	6,659	(12,415)
Realized gains (losses) on investments	1,254	(1,538)	(5,063)	(9,944)

Total revenues	$96,164	83,233	274,860	236,306

Earnings:
Earnings from operations	$9,622	12,815	40,539	39,321
Net realized gains (losses) on investments	815	(1,000)	(3,291)	(6,464)

Net earnings	$10,437	11,815	37,248	32,857

Basic Earnings Per Share:
Earnings from operations	$2.71	3.64	11.48	11.17
Net realized gains (losses) on investments	0.24	(0.29)	(0.93)	(1.84)

Net earnings	$2.95	3.35	10.55	9.33

Basic Weighted Average Shares	3,541	3,525	3,531	3,521

Diluted Earnings Per Share:
Earnings from operations	$2.68	3.61	11.40	11.07
Net realized gains (losses) on investments	0.23	(0.28)	(0.93)	(1.82)

Net earnings	$2.91	3.33	10.47	9.25

Diluted Weighted Average Shares	3,576	3,554	3,558	3,554

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
(512) 719-2493
bpribyl@nationalwesternlife.com